Exhibit 99.i

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

January 27, 2014

Company Contact
FOR IMMEDIATE RELEASE	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

Energizer Holdings, Inc. Announces Change to its Board of Directors

ST. LOUIS, January 27, 2014 - Energizer Holdings, Inc. (NYSE: ENR) today announced that Pamela M. Nicholson, President and Chief Executive Officer of Enterprise Holdings, Inc., has decided to step down from its Board of Directors, a position she has held since 2002.

During her tenure, Ms. Nicholson served on various Board committees, including the Audit Committee and Nominating and Executive Compensation Committee.

“Pam has been an important member of this Board and has served Energizer well, investing her valuable time and insight. On behalf of the entire Board, I thank Pam for her many contributions to the Company and wish her well," said J. Patrick Mulcahy, Chairman of the Board of Directors of Energizer.

“During my time on the Board, Energizer experienced a period of dynamic growth, more than doubling in size and evolving into a global consumer products company.  Although I will miss serving this company alongside my esteemed colleagues, I know that I am leaving Energizer in good hands,” said Ms. Nicholson.

At this time the Board does not intend to fill the vacancy created by Ms. Nicholson’s departure, and the Board of Directors will be reduced to ten members, nine of whom are independent.

About Energizer

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care and household products. Energizer's Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposables; Edge® and Skintimate® shave preparations; Playtex® Carefree and Stayfree feminine care products; Playtex gloves and infant feeding products; Banana Boat® and Hawaiian Tropic® sun care products and Wet Ones® moist wipes. Energizer's Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer® and Eveready® brands.

###